Exhibit 99.1

CONTACT:	SanDisk Corporation
Mike Wong
(408) 548-0223
mwong@sandisk.com

FLEXTRONICS’ MICHAEL MARKS JOINS

SANDISK BOARD OF DIRECTORS

SUNNYVALE, Calif., September 2, 2003 – SanDisk Corporation (NASDAQ: SNDK) today announced the appointment of Michael Marks, president and chief executive officer of Flextronics, (NASDAQ: FLEX) the global leader in Electronics Manufacturing Services (EMS), to its board of directors. The appointment is effective immediately.

“Michael’s proven leadership and his considerable hands-on management experience in fast growth consumer electronic markets and high volume global manufacturing are highly complementary to the strengths and experiences of our other directors. Michael will be invaluable to SanDisk and me in the years to come, and I am pleased and honored by his decision to join our board” said Eli Harari, SanDisk’s president and chief executive officer.

     Mr. Marks has served as Flextronics’ CEO since January 1994 and was the chairman of the board from July 1993 to January 2003. Under his leadership, Flextronics has shown steady growth from $93 million in FY 1993 to $13.4 billion in FY 2003. His visionary approach has been instrumental in transforming the business model of the contract electronics manufacturing industry from serving OEMs on an overflow basis to serving as a primary supplier of Electronics Manufacturing Services. He has been a director of the company since December 1991. Prior to joining Flextronics, Mr. Marks was president and CEO of Metcal, Inc., a precision heating instrument company.

     Mr. Marks received a B.A. and M.A. from Oberlin College and a M.B.A. from Harvard Business School.

SanDisk Corporation, the world’s largest supplier of flash memory data storage card products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

SanDisk’s Web site/home page address: http://www.sandisk.com

A photo is available from the SanDisk Web site at: www.sandisk.com/about/media.asp#exec

All trade names are either registered trademarks or trademarks of their respective holders.

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